Exhibit 10.31

RESTRICTIVE COVENANT AGREEMENT

RESTRICTIVE COVENANT AGREEMENT (this “Agreement”) dated November 15, 2006 (the “Effective Date”), by and among Solar Power, Inc., a California corporation (the “Acquiror”), Todd Lindstrom, James M. Underwood and Ronald H. Stickney, each an individual (all collectively, the “Selling Shareholders”). Capitalized terms not specifically described herein shall have the meaning ascribed to them in the Agreement of Merger (as defined below).

WHEREAS, the Acquiror has entered into an Agreement of Merger with Dale Renewables Consulting, Inc. (“Company”) dated as of even date herewith, whereby the Company merged with and into Acquiror and Acquiror became the surviving corporation (the “Merger”);

WHEREAS, each of the Selling Shareholders is a holder of common stock of the Company;

WHEREAS, as a condition for the Acquiror to close the Merger, the parties agreed to enter into this Agreement; and

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows.

1.	Restrictive Covenants.

(a)	Definitions. For purposes of this Section 2, the following terms shall have the following meanings:

(i)	“Restricted Period” means a period of two (2) years following the Effective Time.

(ii)	“Territory” means California, United States of America.

(iii)	“Business” means any installation, integration and sales related to the photovoltaic business.

(iv)
“Confidential Information” means all information regarding Company, its activities, business or clients that is the subject of reasonable efforts by the Company to maintain its confidentiality and that is not generally disclosed by practice or authority to persons not employed by the Company, but that does not rise to the level of a Trade Secret. “Confidential Information” shall include, but is not limited to, Company's customer and client lists, Company’s financial statements, budgets and forecast, confidential information provided by customers and prospective customers, Company's business strategies and plans (including any merger or acquisition plans), Company's operational methods, Company's compensation information on employees, Company's fee arrangements with customers and vendors, Company's market studies and marketing plans and any of Company's product development techniques or plans. “Confidential Information” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company. This definition shall not limit any definition of “confidential information” or any equivalent term under state or federal law.

(v)
“Trade Secrets” means all secret, proprietary or confidential information regarding Company or Company activities that fits within the definition of “trade secrets” under the California Uniform Trade Secrets Act, including but not limited to all information, without regard to form, such as, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, distribution lists or a list of actual or potential customers, advertisers or suppliers which is not commonly known by or available to the public and which information: (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. “Trade Secrets” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of Company. This definition shall not limit any definition of “trade secrets” or any equivalent term under the California Uniform Trade Secrets Act or any other state, local or federal law.

(b)
Confidentiality and Trade Secret Protection. Except as set forth in the Agreement and Plan of Merger, at all times during the Restricted Period, Selling Shareholders will keep in confidence and trust all Confidential Information, and will not use or disclose any Confidential Information without the written consent of the Acquiror. Further, at all times, during the Restricted Period, Selling Shareholders will keep in confidence and trust and maintain the secrecy of all of the Company's Trade Secrets, for so long as such information remains a Trade Secret as defined herein, and Selling Shareholders will not use or disclose any such Trade Secrets without the written consent of the Acquiror.

(c)
Non-Solicitation of Customers. Except as set forth in the Agreement and Plan of Merger, at all times during the Restricted Period, each of Selling Shareholders hereby expressly covenants and agrees that he will not, on his own behalf or on behalf of any other person, company, partnership, corporation or other entity, solicit, divert, take away or accept Business from any Customer of Company for the purpose of engaging in any business that is competitive with the Company’s Business. For purposes of this covenant, the term “Customer” means (i) any person or entity that was a customer of Company during the last twenty-four (24) months prior to the Effective Time; and (ii) any customer of the Acquiror during the Restricted Period.

(d)
Non-Solicitation of Employees. Except as set forth in the Agreement and Plan of Merger, at all times during the Restricted Period, each of Selling Shareholders will not directly or indirectly, on his own behalf or on behalf of any other person, company, partnership, corporation or other entity, solicit or induce, or attempt to solicit or induce, any employee of the Company or Acquiror, to terminate his or her relationship with the Company or Acquiror and/or to enter into an employment or agency relationship with the Selling Shareholders or with any other person or entity with whom the Selling Shareholders are affiliated.

(e)
Acknowledgments. Each of Selling Shareholders acknowledges and agree that the restrictions set forth in this Section 2 are intended to protect the Acquiror’s interest in its Confidential Information and Trade Secrets and its commercial relationships and goodwill (with its customers, prospective customers, vendors, consultants and employees), including, without limitation, Confidential Information, Trade Secrets, commercial relationships and goodwill acquired by the Company through any acquisitions or mergers or otherwise developed, and are reasonable and appropriate for these purposes.

(f)
Disclosure of Agreement. During the Restricted Period, each of Selling Shareholders agree to immediately inform Acquiror of any employment or affiliation by such Seller with any company other than the Acquiror that provides services related to the Business. In addition, during the Restricted Period, each Shareholder will disclose the existence and terms of this Agreement to any prospective employer, partner, co-venturer, investor or lender prior to entering into an employment, partnership or other business relationship with such person or entity.

(g)
Injunction and Attorney’s Fees for Restrictive Covenants. Each of Selling Shareholders acknowledge and agree that the non-competition, non-disclosure, non-solicitation and non-recruitment covenants contained in this Section 2 of this Agreement are a reasonable means of protecting the Acquiror from unfair competition by the Selling Shareholders. Selling Shareholders further agree that any breach of any of these covenants will result in irreparable damage and injury to the Acquiror and that the Acquiror will be entitled to injunctive relief in any court of competent jurisdiction without the necessity of posting any bond. Each of Selling Shareholders also agrees that he shall be responsible for all damages incurred by the Acquiror due to any breach of the restrictive covenants contained in this Agreement if so ordered by the Court and that the prevailing party may seek an award of attorneys’ fees and costs arising out of any litigation or arbitration under this paragraph.

(h)
Severability. Selling Shareholders agree that if any provisions of this Section 2 shall be adjudicated to be invalid or unenforceable, such provision shall be deleted from the Agreement, but such deletion is to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made, and the validity or enforceability of any other provision hereof shall not be affected thereby. Selling Shareholders further agree that to the extent any provision hereof is deemed unenforceable by virtue of its scope in terms of area or length of time or for any other reason, but may be made enforceable by limitations thereon, such provision shall be enforceable to the fullest extent permissible under the laws and public policies applied in the jurisdiction in which enforcement is sought.

(i)
Non-Disparagement. Selling Shareholders shall not at any time prior to or after the Effective Time whether in writing or orally, criticize, disparage, or otherwise demean in any way the Company, Acquiror or their affiliates or their respective products, services, reputation, officers, directors, employees or shareholders.

(j)
Earnout Payment. The parties hereby acknowledge and agree that upon Selling Shareholder's breach of the terms of the provisions of Sections 2(b), 2(c), or 2(d), the Acquiror may suspend payment of the Earnout Payment until resolution of any disputes concerning such breach, and may offset the Earnout Payment by the amount of damages suffered by the Acquiror as a result of Selling Shareholders’ breach of such. Each of Selling Shareholders hereby agree that they shall also be responsible to the Acquiror (if so ordered by an arbitrator or judge, as applicable) for all costs, attorneys' fees and any and all damages incurred by the Acquiror defending against a claim or suit brought or pursued by the Selling Shareholders in violation of this provision.

2.
Future Cooperation. During and after the Effective Date, Selling Shareholders shall cooperate fully with the Acquiror in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Acquiror which relate to events or occurrences that transpired prior to the Effective Time. Selling Shareholders’ full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Acquiror at mutually convenient times. During and after the Effective Date, Selling Shareholders also shall cooperate fully with the Acquiror in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired prior to the Effective Time.

3.
Governing Law. The validity, construction, and enforceability of this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of California without giving effect to the conflict of laws provisions thereof.

4.	Assignment. The Company and Acquiror may, without Selling Shareholders’ consent, assign this Agreement to any affiliate or any successor to its business.

5.
Entire Agreement. This Agreement contains the entire and only agreement between the parties respecting the subject matter hereof and supersedes all prior agreements, whether oral or writte, and understandings between the parties as to the subject matter hereof.

6.	Notices. Any notice required or permitted under this Agreement shall be made in accordance with the provisions of the Agreement and Plan of Merger.

7.
Modification; Waiver; Severability. This Agreement may not be released, changed or modified in any manner, except by an instrument in writing signed by the Acquiror and the Selling Shareholders. The failure of either party to enforce any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach. Except as provided in Section 2(h) with respect to Section 2, if any portion or application of this Agreement other than Section 2 should for any reason be declared invalid, illegal or unenforceable, in whole or in part, by a court of competent jurisdiction, such invalid, illegal or unenforceable provision or application or part thereof shall be severable from this Agreement and shall not in any way affect the validity or enforceability of any of the remaining provisions or applications.

8.
Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other party.

(Remainder of Page Intentionally Left Blank)

Upon execution below by both parties, this Agreement will enter into full force and effect as of the date first above written.

SOLAR POWER, INC. By: _________________________________ Name: Stephen C. Kircher Title: President and Chairman of the Board	SELLING SHAREHOLDERS: ____________________________________ Ronald H. Stickney ____________________________________ James M. Underwood ____________________________________ Todd Lindstrom